Exhibit 10.1

FAIRPOINT COMMUNICATIONS, INC.

2008 ANNUAL INCENTIVE PLAN

FAIRPOINT COMMUNICATIONS, INC.

2008 ANNUAL INCENTIVE PLAN

ARTICLE I

Purposes

FairPoint Communications, Inc. desires to adopt the FairPoint Communications, Inc. 2008 Annual Incentive Plan to provide annual incentive compensation to employees based on the performance of FairPoint Communications, Inc. consistent with the “performance-based compensation” requirements of Section 162(m) of the Code.

ARTICLE II

Powers of the Committee

 2.1  Power to Grant Awards.  The Committee shall determine the Participants to whom Awards shall be granted and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different Participants receiving the same type of Award and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

 2.2  Administration.  The Committee shall be responsible for the administration of the Plan, including, without limitation, determining which Participants receive Awards and the other terms and conditions of each such Award. The Committee shall have the responsibility of construing and interpreting the Plan and of establishing, amending and rescinding such rules and regulations as it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the greatest extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company and its Subsidiaries, all Participants and any person claiming under or through any Participant.

 2.3  Delegation by the Committee.  The Committee may delegate its authority under this Plan; provided that the Committee shall in no event delegate its authority with respect to the compensation of any “covered employee” (as determined under Section 162(m) of the Code and regulations thereunder) of the Company or any other individual whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code.

 2.4  Participants Based Outside the United States.  The Committee, in order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder.

ARTICLE III

Eligibility

Awards may be granted to any Employee who is designated as a Participant from time to time by the Committee. The Committee shall determine which Employees shall be Participants, and the terms, conditions, and limitations applicable to each Award not inconsistent with the Plan. Designation by the

Committee as a Participant for an Award in one period shall not confer on a Participant the right to participate in the Plan for any other period.

ARTICLE IV

Incentive Awards

 4.1.  General.  The Committee shall have the authority to grant Awards to any Participant and to determine the other terms and conditions of such Awards. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Criteria as described in Section 4.2 are satisfied within a designated time.

 4.2.  Performance Criteria.

(a)           Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code, if applicable), the Committee shall establish the performance objective or objectives for the applicable Performance Period that must be satisfied in order for an Award to be vested and payable (the “Performance Criteria”). Any such Performance Criteria will be based upon the relative or comparative achievement of one or more of the following criteria, or such other criteria, as may be determined by the Committee: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net earnings; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total stockholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; or (xviii) debt reduction. Any of the Performance Criteria set forth above may measure performance on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, or other external measures of the selected performance criteria. Any Performance Criteria may measure performance on an individual basis, as appropriate.

(b)           When establishing Performance Criteria for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or nonrecurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act.

(c)           The Performance Criteria related to an Award shall be achieved upon the determination by the Committee that the objective or objectives for the applicable Performance Period have been attained, in whole or in part. The Committee may provide at the time of grant that in the event the objective or objectives are attained in part, a specified portion (which may be zero) of the Award will vest and become payable and the remaining portion shall be forfeited. The Committee shall have the right to reduce or eliminate the portion of an Award that might otherwise vest and become payable hereunder based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate.

4.3  Termination of Employment.  Unless otherwise determined by the Committee at or after the date of grant and except as provided in Article V, in the event that a Participant’s employment is terminated by the Company without Cause or by reason of a Qualifying Termination of Employment during the Performance Period, any Award shall become vested and payable at the end of the Performance Period as to that amount that is equal to that percentage, if any, of such Award that would have been earned had the Participant’s employment not so terminated prior to the expiration of the Performance Period times a fraction, the numerator of which is the number of days employed during the Performance Period and the denominator of which is the total number of days during the Performance Period. Unless otherwise determined by the Committee at or after the date of grant, in the event that a Participant’s employment terminates because of death during the Performance Period, any Award shall become vested and payable at the end of the Performance Period as to that amount that is equal to that percentage, if any, of such Award that would have been earned had the Participant’s employment not so terminated prior to the expiration of the Performance Period. Unless otherwise determined by the Committee at or after the date of grant, in the event a Participant’s employment is terminated for any reason other than by the Company without Cause, death or a Qualifying Termination of Employment during the Performance Period, any Award by such Participant shall be forfeited and cancelled as of the date of such termination of employment.

 4.4  Payment of Awards.  Awards shall be paid to Participants in a single lump sum in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. In no event shall a Participant receive an Award payment in any fiscal year that exceeds the lesser of (i) $2,500,000 or (ii) 300% of the Employee’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Award.

ARTICLE V

Forfeiture and Recoupment for Financial Reporting Misconduct

If within twelve months of the payment of any Award made under the Plan, the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, then the Participant, whether or not he engaged in any misconduct, shall forfeit and disgorge to the Company the payment of any Award or portion thereof that would not have been earned hereunder absent such materially non-complying financial reporting.

ARTICLE VI

Section 409A of the Code

In connection with a Participant’s termination of employment, the payment, settlement or exercisability of an Award held by a Participant who the Committee reasonably believes is a “specified employee” (within the meaning of Section 409A of the Code) shall not be made before the first business day that is six months and one day after the date of such Participant’s termination of employment (or, if earlier, upon death) if the Committee reasonably believes an Award to be subject to Section 409A(a)(2)(B) of the Code. Notwithstanding anything to the contrary in the Plan, the Committee may in its absolute discretion alter or amend any of the provisions of this Plan if such alteration or amendment would be required to comply with Section 409A of the Code or any regulations promulgated thereunder.

ARTICLE VII

Amendment, Modification, and Termination of Plan

The Board or the Committee at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan, provided that no amendment, modification, or termination of the

Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant. Unless earlier terminated, the Plan shall terminate on the tenth anniversary of the date it is approved by the Company’s stockholders.

ARTICLE VIII

Definitions

8.1  Certain Definitions.  Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Award” means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a Subsidiary pursuant to Article IV.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in an Award, (i) the refusal or neglect of the Participant to perform substantially all of his or her employment-related duties, (ii) the Participant’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant’s conviction of a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of the Participant to perform his or her employment related duties or to represent the Company) or (iv) the material breach by the Participant of any applicable written policy of the Company or any Subsidiary; provided that, with respect to any Participant who is a party to an employment agreement with the Company or a Subsidiary, “Cause” shall have the meaning specified in such Participant’s employment agreement. The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

“Committee” means the Compensation Committee of the Board, or when Section 162(m) of the Code or Rule 16b promulgated under the Act would require action to be taken by a committee of “outside directors” or “Non-Employee Directors,” as the case may be, the “Committee” shall, if appropriate, be deemed to refer to a subcommittee of the Compensation Committee that consists of two or more members meeting such requirements, or the full Board in the absence of such a subcommittee.

“Company” means FairPoint Communications, Inc., a Delaware corporation, and any successor thereto.

“Disability” means, unless otherwise provided in an Award, a long term disability within the meaning of the long term disability or other similar program then applicable to a Participant or, in the absence of any such program, as determined by the Committee; provided that with respect to any Participant who is a party to an employment agreement with the Company or a Subsidiary, “Disability” shall have the meaning, if any, specified in such agreement.

“Employee” means any officer or employee, including a member of the Board, employed by the Company or a Subsidiary on a regular, full time basis.

“Normal Retirement” means a termination of the Participant’s employment after attaining age 60 and completing at least 10 years of service.

“Participant” means any Employee or prospective Employee designated by the Committee to receive an Award under the Plan.

“Performance Criteria” has the meaning given in Section 4.2.

“Performance Period” means the period, as determined by the Committee, during which the performance of the Company, any Subsidiary, any business unit and any individual is measured to determine whether and the extent to which the applicable performance measures have been achieved; provided, that the duration of any Performance Period shall be at least twelve months.

“Plan” means the FairPoint Communications, Inc. 2008 Annual Incentive Plan, as set forth herein and as amended from time to time.

“Qualifying Termination of Employment” means a termination of a Participant’s employment with the Company or any of its Subsidiaries by reason of the Participant’s Disability, early retirement with the consent of the Committee or Normal Retirement.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the voting power of all classes of stock entitled to vote and any other business organization, regardless of form, in which the Company possesses directly or indirectly 50% or more of the total combined equity interests in such organization.

 8.2  Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE IX

Miscellaneous Provisions

 9.1  Nontransferability of Awards.  No Award shall be assignable or transferable except by will or the laws of descent and distribution. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

 9.2  Beneficiary Designation.  Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.

 9.3  No Guarantee of Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

 9.4  Tax Withholding.  The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan.

 9.5  Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

 9.6  Effective Date.  The Plan shall be effective upon its approval by the Company’s stockholders.

 9.7  No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

 9.8  Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

 9.9  Severability; Blue Pencil.  In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

 9.10  No Impact On Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

 9.11  No Constraint on Corporate Action.  Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

 9.12  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.